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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          --------------------------

                                   FORM T-1

                        STATEMENT OF ELIGIBILITY UNDER
                     THE TRUST INDENTURE ACT OF 1939 OF A
                   CORPORATION DESIGNATED TO ACT AS TRUSTEE
              Check if an Application to Determine Eligibility of
                    a Trustee Pursuant to Section 305(b)(2)

            -------------------------------------------------------

                        U.S. BANK NATIONAL ASSOCIATION
              (Exact name of Trustee as specified in its charter)

                                  31-0841368
                      I.R.S. Employer Identification No.


------------------------------------------------------------ ---------------------------------------------------------
                   60 Livingston Avenue
                    St.Paul, Minnesota                                                55107
------------------------------------------------------------ ---------------------------------------------------------
         (Address of principal executive offices)                                   (Zip Code)
------------------------------------------------------------ ---------------------------------------------------------


                               Shannon M. Rantz
                        U.S. Bank National Association
                             60 Livingston Avenue
                              St. Paul, MN 55107
                                (651) 495-3850
           (Name, address and telephone number of agent for service)

                       Wachovia Auto Owner Trust 2007-A
                    (Issuer with respect to the Securities)


----------------------------------------------------------- ----------------------------------------------------------
                      Delaware                                                     20-5171746
----------------------------------------------------------- ----------------------------------------------------------
     (State or other jurisdiction of incorporation or                 (I.R.S. Employer Identification No.)
                      organization)
----------------------------------------------------------- ----------------------------------------------------------

----------------------------------------------------------- ----------------------------------------------------------


----------------------------------------------------------- ----------------------------------------------------------
      c/o Wilmington Trust Company, as Owner Trustee
        Attention: Corporate Trust Administration
                   Rodney Square North                                             19890-1605
                 1100 North Market Square
                   Wilmington, Delaware
----------------------------------------------------------- ----------------------------------------------------------
         (Address of Principal Executive Offices)                                  (Zip Code)
----------------------------------------------------------- ----------------------------------------------------------


                       WACHOVIA AUTO OWNER TRUST 2007-A
                              ASSET BACKED NOTES
                      (Title of the Indenture Securities)

                                   FORM T-1

Item 1. GENERAL INFORMATION. Furnish the following information as to the Trustee.

          a) Name and address of each examining or supervising authority to which it is subject.
                    Comptroller of the Currency
                    Washington, D.C.

          b)   Whether it is authorized to exercise corporate trust powers.
                    Yes

Item 2. AFFILIATIONS WITH OBLIGOR. If the obligor is an affiliate of the Trustee, describe each such affiliation.
               None

Items 3-15     Items 3-15 are not applicable because to the best of the
               Trustee's knowledge, the obligor is not in default under any Indenture for which the Trustee acts as Trustee.

Item 16. LIST OF EXHIBITS: List below all exhibits filed as a part of this statement of eligibility and qualification.

          1.   A copy of the Articles of Association of the Trustee.*

          2. A copy of the certificate of authority of the Trustee to commence business.*

          3. A copy of the certificate of authority of the Trustee to exercise corporate trust powers.*

          4.   A copy of the existing bylaws of the Trustee.*

          5.   A copy of each Indenture referred to in Item 4. Not applicable.

          6. The consent of the Trustee required by Section 321(b) of the Trust Indenture Act of 1939, attached as Exhibit 6.

          7. Report of Condition of the Trustee as of March 31, 2007 published pursuant to law or the requirements of its supervising or examining authority, attached as Exhibit 7.


      * Incorporated by reference to Exhibit 25.1 to Amendment No. 2 to registration statement on S-4, Registration Number 333-128217 filed on November 15, 2005.

                                   SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the Trustee, U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility and qualification to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of St. Paul, State of Minnesota on the 20th of June, 2007.


                                    By: /s/ Shannon M. Rantz
                                        ---------------------------------
                                        Shannon M. Rantz
                                        Vice President




By: /s/ Samil Sengil
    ---------------------------
    Samil Sengil
    Trust Officer

                                   Exhibit 6
                                   ---------

                                    CONSENT


     In accordance with Section 321(b) of the Trust Indenture Act of 1939, the undersigned, U.S. BANK NATIONAL ASSOCIATION hereby consents that reports of examination of the undersigned by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.


Dated: June 20, 2007


                                    By: /s/ Shannon M. Rantz
                                        -----------------------------
                                        Shannon M. Rantz
                                        Vice President



By: /s/ Samil Sengil
    ---------------------------
    Samil Sengil
    Trust Officer

                                   Exhibit 7
                                   ---------
                        U.S. Bank National Association
                       Statement of Financial Condition
                                As of 3/31/2007

                                   ($000's)

                                                               3/31/2007
                                                           -----------------
Assets
   Cash and Due From Depository Institutions                  $6,303,662
   Securities                                                 40,113,107
   Federal Funds                                               3,703,512
   Loans & Lease Financing Receivables                       142,890,256
   Fixed Assets                                                2,245,733
   Intangible Assets                                          12,061,124
   Other Assets                                               12,507,676
                                                           -----------------
   Total Assets                                             $219,825,070

Liabilities
   Deposits                                                 $132,150,529
   Fed Funds                                                  15,688,282
   Treasury Demand Notes                                               0
   Trading Liabilities                                           105,934
   Other Borrowed Money                                       34,691,375
   Acceptances                                                         0
   Subordinated Notes and Debentures                           7,697,466
   Other Liabilities                                           7,145,036
                                                           -----------------
   Total Liabilities                                        $197,478,622

Equity
   Minority Interest in Subsidiaries                          $1,545,556
   Common and Preferred Stock                                     18,200
   Surplus                                                    12,057,453
   Undivided Profits                                           8,725,239
                                                           -----------------
      Total Equity Capital                                   $22,346,448

Total Liabilities and Equity Capital                        $219,825,070

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To the best of the undersigned's determination, as of the date hereof, the above financial information is true and correct.

U.S. Bank National Association


By: /s/ Shannon M. Rantz
    ---------------------------
    Shannon M. Rantz
    Vice President

Date: June 20, 2007


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